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NEWS RELEASE                                                       [LOGO]

                                                                  Intrusion Inc.
                                                              1101 E. Arapaho Rd
                                                            Richardson, TX 75081

                                                                972-234-6400 tel
                                                                972-664-8036 fax
                                                               www.intrusion.com





                     INTRUSION INC. RECEIVES DELISTING NOTICE


RICHARDSON, Texas--(BUSINESS WIRE)--Aug. 20, 2002-Intrusion Inc. (Nasdaq:INTZ), ("Intrusion" or the "Company"), today announced that it has received notification from the NASDAQ Stock Market, Inc. indicating that the Company failed to comply with the minimum bid price requirements for continued listing set forth in Marketplace Rule 4450(a)(5), and that its securities are, therefore, subject to delisting from The Nasdaq National Market. The letter states that the Company will have until November 11, 2002 to regain compliance. If the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days prior to November 11, 2002, the Nasdaq staff will provide written notification that the Company is in compliance.

If the Company is unable to regain compliance prior to November 11, 2002, it may apply for listing on The Nasdaq SmallCap Market, which, if approved, makes available a 180 calendar day SmallCap Market grace period, or until February 10, 2003 to regain compliance. The Company will also then be eligible for an additional 180 calendar day grace period, or until August 7, 2003 to demonstrate compliance provided that it meets additional Nasdaq listing criteria for the SmallCap Market. Furthermore, the Company may be eligible to transfer back to The Nasdaq National Market if, by August 7, 2003, its bid price maintains the $1.00 per share requirement for 30 consecutive trading days and it has maintained compliance with all other continued listing requirements.

ABOUT INTRUSION INC.

Intrusion Inc. is a leading global provider of enterprise security solutions for the information-driven economy. Intrusion's suite of security products help businesses protect critical information assets by quickly detecting, analyzing and responding to network- and host-based attacks. The Company's products include intrusion detection and vulnerability assessment systems, and modular, scalable security appliances for Check Point Software Technologies' market-leading VPN-1(R)/FireWall-1(R). For more information, please visit WWW.INTRUSION.COM.



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INTRUSION - Delisting Notice         Page 2 of 2

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the Company. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1955 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, the impact of our cost reduction programs, the difficulties and uncertainties in successfully developing and introducing new products, our ability to continue to meet operating expenses through current cash flow or additional financings, the continuance and strength of our relationship with Check Point, the highly competitive market for the Company's products, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to maintain our listing of publicly traded securities on Nasdaq or The Nasdaq National Market, our ability to manage acquisitions effectively, our ability to manage discontinued operations effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in the Company's Annual Report on Form 10-K and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion Investor Relations.



CONTACT

Intrusion Inc.
Michael Paxton, 972/301-3658
mpaxton@intrusion.com